CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated August 27, 2002, relating to the financial statment of INVESCO Manager Series Funds, Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in this Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
August 29, 2002